INNOVID

June 26, 2012
To: Tanya Andreev-Kaspin

Re: Offer of Employment

Dear Ms. Andreev-Kaspin,

Innovid, Inc. (the "**Company**") is pleased to offer you the position of Controller. This letter embodies the terms of our offer of employment to you.

As a Controller, you will report to Mr. James Weinberg, or such other person as the Company may designate from time to time. Your annual base salary will be $105,000 per year (the "**Annual Base Salary**"), which will be paid semi-monthly in accordance with the Company's normal payroll procedures and will be subject to applicable withholding.

Subject to the signing and acceptance of this Offer, you will also be entitled to receive a bonus of up to the amount of $10,000 (Ten Thousand USD). $5,000 (Five Thousand USD) of this total, will be based on performance against agreed upon goals, as set forth on a quarterly basis by your manager, and will be eligible and payable evenly per quarter ($1,250 per quarter). $5,000 (Five Thousand USD) of this total, will be based on company financial goals, as set forth on an annual basis by the CEO, and will be eligible and payable annually. The above bonus structure and the performance goals shall be reviewed and may be modified and adjusted by the Company.

If you decide to join us, it will be recommended to the Company's Board of Directors (the "**Board**") that you be granted a stock option to purchase 20,000 shares of the Company's common stock (the "**Option**") at a price per share equal to the fair market value per share of the Company's common stock on the date of grant, as determined by the Board. The grant of the Option will be subject to the Board's approval. The Options will vest during a period of four (4) years, with 25% of the Options vesting upon expiration of one year from the Commencement Date and the remaining 75% vesting ratably on a quarterly basis over the following three years thereafter, subject to your continued service with the Company through each applicable vesting date. The Option will be subject to all other terms and conditions set forth in the Company's Global Incentive Share Plan, as may be in force from time to time, and the applicable stock option agreement to be entered into between you and the Company. It is hereby clarified that you shall be solely responsible to any tax liability in respect of the Option granted by the Company, their exercise, sale, transfer, or otherwise.

As an employee of the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, including, without limitation, medical and dental benefits. You should note that the Company may modify or terminate benefits from time to time as it deems necessary or appropriate.

As an employee of the Company, you will be entitled to three (3) weeks of annual PTO (paid time off) per year (15 paid working days), which shall be accrued ratably during the year.

As an employee of the Company, you will be expected to abide by all company rules, policies and procedures. This offer of employment is conditioned upon your execution of, and compliance with, the

Info@innovid.com 584 Broadway, Suite 1206, NY, NY 10012 Tel: 212-966-7555 www.innovid.com

INNObXS .ra.h.d coniiden\!:li:y, Ion comp.uu.n .nd lntellc.tlrl Properlv AssiSrm..l A8te€nent snicn t(!iret,3toora othe. provkions, the lrslansenl oa palell .iEhb ro tnv l,lv.ntio. nida during vour e6p:oymenlarthPcofrrtnynndno. d,trl.!!reotproprietaryiniormslion llc rko .5k thar, iJ you have not.lrendy done so, tou d6rror. lo lfe Companv anv and ari a€.eenonrJ .rlrr.sro Vblr licr employhent r[:l say a']ect Yoli eliEiblrrYto be emploved bv lhe cdmparyor l; ir lh. mrn.r inwhich you ndy be emplovcd- rt is lhe Coopa.y! !.detsl:nding that anv slch iBrernrcnt! w'l .or prcvent you lrod performirg th. duties oi your p3riaio. dnd lou rep.eeent tha! slch i! the casc. Morcov.r, you r€r€e lhdri dlrin6 the tern oi Yolr ennl.rncrl wilh !h. c.rptnv, vou v l norct'8aein inV oiler emplotment, o.coptri.n,.tns!lti.€, o. oll.r b,.ur.ess a.1iti:v Cl.e.1lt.elated to the busi.c$ in whi.h $e Company is .ow lnlrrlt.l .. be.ooe5 i.!ol!€d dtriie rh. i.tf, !l fi!. enplovm.n:, ro. vllyou encage n arv other a.t v li* rnnt...llicr with vtrrrulgalions to ile att?..t Th s oifer ir 3ubtecl !o y.!i ruahltsion ot ,n 19 lorm and salisla.tory docum€ila1i.r nrte.rj.g vod. idenlilica:i.r ..d rlgh! !o w.,k i. rhe Unil€d Stares orAmerict on vour tirsl dav oi.rpl.v{.n|. Th. r.op!.y .eseruc lhe right ro conduct background investi6rtion3 andlo. r€te.en.e che.b cn alloa irs tor..ai.l empioyces. Yolr iob ottet, therelote, is contlrgenl lpon a cletra... .l su.h a ba.lgtulrd i&..!'srlion rn!/or rete.ence check, jf .ny Tliejob oiaer.$!mer.h edplotment at{vlt. a3 an cmolotee, vo! nav terdintte cmFlovnln1 tt.rv rime, for iny or no .eason, wth 14 days advr.ce norlce 1o the conplnv Thecompt^Ymtvtcrni..l.t.rr cmployment.r anyllne/ for anytr n..etroni wilh or wltho!!.a!s€ rne rc'mr 'd.ondirons ol edploydent sct lonh in thi5 letler lncluding the at wlil" e'.ol.yde.t ardnSem€nt des.ribcd tbove set lo*h rhe teretolyo(r emplols.nt with the companv and slpeEcdes all oli prioi writtcn a.d .rr condrni.aLron w'1h tou reSardinr.frploYhent wrtS lhe cofrp.nv ind..n only be hod'li.d bywr {en l8reeBent slsred b? $e CaO oithe Conpatr. ll vou wirh !o a.c.pt crpl.vment wilh tl€ C,np,.v !nde.lhs tt.mr set olt.b5ve, pl{.se srsn tnd date .hc t.re. ,.! rhe Conld..iia{ rv, Nod.co*p€tidon and intell€clual Propertv a*ilnnent Agreenrinr la iolr.w, prlor to l!!e 27, 2012, ind relurn borh to lanes we iber€it a::anri.n. llv.u adept o r.tler, volr lt.l dsyot.iploymenr i, expe.ted t. be rwo wceks follcwitc ,rop.r .pprovt otwor( n! vl3.&ligrb,r:lv blt no l.t.r &an Augwt 31, 2012 arhe "Commencehert Date"). lrnovid rts.tues the rshr b wlrhdlatt of,er if.ot ii!.ed by yo! b\/ the d3te ifdicated, andlor il ehpioyment wiil ror comme... by aNtvtl li, 2012. rnfo@i.novld.com 984 8iledway, Suil! 1205, Nv, NY !00!2 Ie!lt2_966_7S5S $!tin.olid-coF